Exhibit (g)(27) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

TWENTY-THIRD AMENDMENT TO

CUSTODY AGREEMENT

THIS AMENDMENT TO CUSTODY AGREEMENT (“Amendment”) is by and between the registered investment companies listed on Schedule II to the Agreement, as may be amended from time to time, (each stand alone registered investment company and each Series a “Fund” and collectively the “Funds”) and The Bank of New York Mellon (the “Custodian”).

W I T N E S S E T H:

WHEREAS, the Funds and the Custodian are parties to that certain Custody Agreement (the “Agreement”) dated June 7, 2005, amended November 7, 2007, September 5, 2008, September 8, 2009, October 23, 2009, November 13, 2009, January 13, 2010 September 1, 2010, March 1, 2011, two separate amendments dated March 25, 2011, August 1, 2012, December 31, 2012, September 24, 2013, April 28, 2014, December 1, 2014, May 14, 2015, June 26, 2015, May 1, 2016, December 1, 2016, August 1, 2017, October 1, 2017 and December 1, 2017 between the Funds listed on Schedule II of the Agreement, as amended and restated by Exhibit A attached hereto (each a "Fund") and The Bank of New York Mellon (the "Custodian").

WHEREAS, each Fund is registered as a management investment company, or a series thereof, under the Investment Company Act of 1940, as amended; and

WHEREAS, the Funds and the Custodian desire to amend the Agreement subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Section 3 of Article V of the Agreement is hereby deleted in its entirety and replaced with the following language:

3.       Notwithstanding the foregoing, Custodian will not charge the Fund any overdraft fees, penalties, or related custody charges in connection with any transaction or series of related transactions for which Custodian did not provide Fund with notice, as soon as reasonably practicable under the circumstances, of any refusal to accept or provide a price for an Actionable Trade Request as such term is defined in the FX Standing Instructions Session Range Program Description, dated March 25, 2016 or the FX Benchmark Pricing Program Description, dated March 25, 2016, as applicable.

2.       The Agreement shall remain in full force and effect as amended by this Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of March 16, 2018.

Each of the registered investment companies or series thereof listed on Schedule II to the Custody Agreement, as amended from time to time.

By: /s/ Lori A. Hensler

Name: Lori Hensler

Title: Treasurer

THE BANK OF NEW YORK MELLON

By: _/s/ Armando Fernandez

Name: Armando Fernandez

Title: Managing Director